Exhibit No. 21.1 -- Subsidiaries of RBX Corporation


RBX Group, Inc.

     RBX Corporation

          Rubatex Corporation

          Groendyk Manufacturing Company, Inc.

          OleTex Inc.

          Universal Rubber Company

          Universal Polymer & Rubber Inc.

          Hoover-Hanes Rubber Custom Mixing Corporation

          Midwest Rubber Custom Mixing Corporation

          Waltex Corporation